Exhibit 4.21

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following summary describes our class A common stock, par value $0.0001 per share, class B common stock, par value $0.0001 per share, and class C common stock, par value $0.0001 per share, of Visa Inc., (the “Company”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following summary describes the material terms of our common stock and is not complete. This summary is qualified in its entirety by reference to applicable Delaware law, our Certificate of Incorporation and our amended and restated bylaws (our “Bylaws”). For a complete description of our common stock, we refer you to our Certificate of Incorporation and Bylaws, which have been filed with the SEC and are incorporated by reference as exhibits to this Annual Report on Form 10-K.
Authorized Capitalization
Our authorized common stock consists of:

•	2,001,622,245,209 shares of class A common stock, par value $0.0001 per share;

•	622,245,209 shares of class B common stock, par value $0.0001 per share;

•	1,097,165,602 shares of class C common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.
The number of authorized shares of any preferred stock, class A common stock, class B common stock or class C common stock may be increased or decreased (but not below the number of shares of that class then outstanding) by the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon, and no vote or action by the holders of any of the preferred stock, class A common stock, class B common stock or class C common stock, voting separately as a class, is required for any such increase or decrease.
Description of Common Stock
Voting Rights . Each holder of class A common stock has the right to cast one vote for each share of class A common stock held of record by such holder on all matters on which our stockholders generally are entitled to vote.
Each holder of class B common stock and each holder of class C common stock has no right to vote on any matters on which stockholders generally are entitled to vote. However, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:

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the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C common stock, voting together as a single class (in which vote the class A common stock will not participate) separate from all other classes or series of our capital stock, on an “as-converted basis” as described in the following paragraph, is required for the approval of any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and the shares of class C common stock will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or into which each share of class A common stock is exchanged, converted or changed; and

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the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series, voting together as a single class separate from all other classes or series of our capital stock, shall be required to authorize us to exit our core payments business (i.e., to no longer operate a consumer debit/credit payments business).

For purposes of the prior paragraph, “as-converted basis” means, with respect to each share of class B common stock or class C common stock entitled to vote on any matter, a number of votes equal to the aggregate number of shares of class A common stock into which each share of class B common stock or class C common stock owned by such holder would be converted, assuming the conversion at the applicable conversion rate in effect on the record date for such vote.
Conversion . In the event that any outstanding share of our class B common stock or class C common stock is transferred to a person other than a Visa member or an affiliate of a Visa member, as defined in our Certificate of Incorporation, such share will, automatically and without further action on our part or on the part of any holder of class B common stock or class C common stock, as applicable, immediately prior to the transfer, be converted into shares of class A common stock based upon the applicable conversion rate in effect on the date of that transfer. However, in no event shall any share of class B common stock or class C common stock, as applicable, be converted into any shares of class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member. In addition, no such conversion shall be effected until the expiration of all applicable restrictions on transfer of such shares described under “—Transfer Restrictions,” although our board of directors may make exceptions to such transfer restrictions. Shares of class B common stock or class C common stock so converted will cease to be outstanding and shall no longer be issuable by us. Shares of class B common stock and class C common stock are convertible into shares of class A common stock only in connection with a transfer described above, and no holder of any shares of class B common stock or class C common stock has the right to convert, or to require us to convert, such shares into shares of class A common stock at any time.
As of September 30, 2021, the conversion rate applicable to our shares of class B common stock was 1.6228-to-one, subject to adjustments for stock splits, recapitalizations and similar transactions. This conversion rate will automatically be adjusted upon the issuance of any shares of our class A common stock which are designated as loss shares, the net proceeds of which are to be deposited in the escrow account to satisfy any settlements or judgments in respect of any covered litigation and upon the deposit of funds designated as “loss funds” by our board of directors, into the escrow account in accordance with the terms of the escrow agreement and our Certificate of Incorporation. The applicable conversion rate will also be adjusted upon the final resolution of the covered litigation and the release of funds then remaining on deposit in the escrow account. These adjustments will be made automatically, such that one share of class B common stock is convertible into a number of shares of class A common stock determined based upon the following formulae:

•	1.0 x (A–B–D), during the period between March 25, 2008 and the final resolution of the covered litigation; and

•	1.0 x (A–B–D+C), after the final resolution of all of the covered litigation.

For purposes of these formulae:
“A” will be equal to 0.7142888829.
“B” will be a fraction:

•	the numerator of which is the number of loss shares that have been issued; and

•	the denominator of which is the class B number.
“C” will be a fraction:

•	the numerator of which is the quotient obtained by dividing the aggregate portion of any funds disbursed to us from the escrow account after the final resolution of the covered litigation (other than certain tax distributions and reimbursements related to the loss sharing agreement) by the greater of $0.04 or the volume-weighted average price per share of our class A common stock during the 90 trading day period ending on the third trading day immediately preceding the date on which the covered litigation is finally resolved; and

•	the denominator of which is the class B number.
“D” will be a fraction:

•	the numerator of which is the sum of what we call the loss funds share equivalents (described below) in respect of all deposits of loss funds into the escrow account; and

•	the denominator of which is the class B number.
The loss funds share equivalent in respect of a deposit of loss funds into the escrow account made after January 1, 2009, is the quotient obtained by dividing the amount of those deposited loss funds by an amount we call the loss funds cost per share applicable to such deposit. The loss funds cost per share applicable to a deposit of loss funds into the escrow account is the weighted average of each day’s volume-weighted average price per share (which we refer to as the daily VWAP) of our class A common stock over a period that begins on the date our board of directors approves the deposit of those loss funds (which we refer to as the funding decision date) and lasts for a certain number of trading days. That number of trading days that any such period lasts is equal to a quotient obtained by dividing:

•	another quotient, obtained by dividing the amount of those loss funds by the volume-weighted average of the daily VWAP of our class A common stock over the five trading days immediately preceding the funding decision date, by

•	15% of the average daily trading volume of the class A common stock over the four calendar weeks prior to the week of the funding decision date (or such other percentage as set by our board of directors and consented to by members of the litigation committee).
For deposits made in calendar year 2008, the loss funds share equivalent is the quotient obtained by dividing the amount of such loss funds deposit by the weighted average of the daily VWAP during the 15 trading days most closely preceding and including December 19, 2008.
After the date on which all of the covered litigation has been finally resolved, any amounts remaining on deposit in the escrow account with respect to the covered litigation will be released to us and the conversion rate applicable to any transfer of shares of our class B common stock will automatically be adjusted in favor of the holders of our class B common stock (i.e., such that a lesser number of shares of class B common stock are required in order to convert into a single share of class A common stock), to the extent of the aggregate amount released to us from the escrow account, taking into account the weighted average trading price of our class A common stock at such time, as described above.
The conversion rate applicable to any transfer of shares of our class C common stock shall always be four-to-one (i.e., one share of class C common stock will, upon transfer, be converted into four shares of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.
If any shares of our class A common stock are acquired by a Visa member, as defined in our Certificate of Incorporation, or any person that is an operator, member or licensee of a general purpose payment card system that competes with us, or in each case any affiliate of such person, such shares will automatically be converted, at the inverse of the conversion rate applicable for shares of our class C common stock on the date of such conversion, into shares of our class C common stock. Such converted class A common stock will cease to be outstanding and will no longer be issuable by us.
However, such automatic conversion will not apply with respect to any shares of class A common stock acquired by a Visa member other than shares of class A common stock acquired by such Visa member for its own account as a principal investor or for the account of an affiliate of such Visa member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of class A common stock acquired or held by a Visa member, a similar person or any of their respective affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa member, a similar person or any of their respective affiliates.
Preemptive Rights. In general, no holders of any shares of our common stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any resolution or resolutions providing for the issuance of a series of stock adopted by our board of directors or any agreement between us and our stockholders. We have no current plans to grant preemptive rights by a resolution of our board of directors or through any agreement with our stockholders.
Fractional Shares. We will not issue any fractional shares of any class of common stock upon conversion of any shares of any other class of common stock into shares of such class. In lieu of fractional shares, we will pay cash equal to such fractional amount multiplied by the fair market value, as determined by or in accordance with procedures established by our board of directors, in good faith and in its sole discretion, per share of the applicable class of common stock into which such shares are being converted, at the conversion date.
Dividend and Distribution Rights. Subject to any limitations contained in the Delaware General Corporation Law, or DGCL, our Certificate of Incorporation and any rights of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends or distributions, dividends or distributions may be declared and paid on the common stock out of our assets that are by law available therefor at such times and in such amounts as our board may determine. Other than with respect to certain dividends or distributions of class A common stock, the holders of shares of class A common stock, class B common stock and class C common stock are entitled to share ratably (on an as-converted basis as described below in the case of the holders of the class B common stock or class C common stock) in dividends or distributions paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend or distribution is contemporaneously declared and paid (on an as-converted basis as described below in the case of the holders of the class B common stock or class C common stock) on each other class and series of common stock. Dividends or distributions payable in shares of class A common stock may be paid on the class A common stock without also paying a corresponding dividend or distribution on each other class or series of common stock, subject to certain adjustments to the conversion rates applicable to the class B and class C common stock.
Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably on an as-converted basis in the net assets available for distribution to stockholders after the payment of our debts and other liabilities, subject to the prior rights of any issued preferred shares. Neither the voluntary sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration of all or substantially all of our property or assets nor our consolidation or merger with or into one or more other corporations will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer will be in connection with a dissolution or winding-up of our business.
Mergers, Consolidation, Etc . If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of common stock will be exchanged for or changed into the same per-share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, on an as-converted basis.
Use of the Term “As-Converted”. For purposes of the paragraphs entitled “—Dividend and Distribution Rights,” “—Liquidation Rights” and “—Mergers, Consolidation, Etc.,” as-converted means that each holder of class B common stock, or each holder of class C common stock, other than with respect to any dividend or distribution payable in shares of class A common stock, will be entitled to its ratable portion of: (x) any dividend or distribution in case of dividend rights; (y) any assets available for distribution in case of liquidation rights; or (z) any stock, securities, cash or other consideration in a consolidation, merger, combination or other transaction, as the case may be, in each case based upon the number of shares of class A common stock into which the shares of class B common stock or class C common stock, as applicable, beneficially owned by such holder would be converted, assuming the conversion of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate then in effect, on the record date for such distribution or dividend, or immediately prior to such vote on such liquidation, dissolution or winding up, or the consummation of such consolidation, merger, combination or other transaction, as applicable.
Transfer Restrictions . Shares of our class B common stock are not transferable until the escrow termination date. The above described limitation on transfer is, however, subject to the following exceptions:

•	any transfer by us to the initial holders of any class B common stock;

•	any transfer by us to any person or entity or by the holders thereof to us;

•	any transfer of any shares of class B common stock to any other holder of class B common stock or its affiliate;

•	any transfer of any shares of any class B common stock to an affiliate of such holder;

•	any transfer of shares of common stock pursuant to the terms of the loss sharing agreement (as defined in our Certificate of Incorporation);

•	any transfer of any shares of class B common stock by any person that is a group member (as defined in the bylaws of Visa International) of Visa International to any person that is a stockholder, member or other equity holder of such group member, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member, in accordance with the applicable constituent documents of such group member;

•	any transfer by a holder of class B common stock to any person that succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions;

•	any transfer by a holder of class B common stock to any person that acquires from such holder all or substantially all of the Visa-branded payments products portfolio of such holder;

•	any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any non-equity member of Visa International with membership in Visa International that is sponsored by such principal non-equity member; and

•	any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any person that participates in the Visa payment system as an issuer and which person is sponsored by such non-equity member, by an associate member of Visa International sponsored by such non-equity member (if such non-equity member is a group member) or by a constituent member of such non-equity member.
Our board of directors may approve exceptions to the limitation on transfers of our class B common stock, provided that such exception applies to all holders of class B common stock equally on a ratable basis or, if such exception does not apply on an equal and ratable basis, such exception is also approved by at least a majority of our independent directors.
Our board of directors may, by resolution adopted by a majority of the board of directors, extend the three-year component of the transfer restriction periods with respect to any portion of the outstanding shares of our class B common stock for a period of not more than one year after the date on which such period would otherwise terminate provided that:

•	contemporaneously with any such extension with respect to any portion of such shares of class B common stock, our board of directors has approved one or more reductions to the transfer restriction period with respect to another portion of such shares of class B common stock, such that at all times the weighted average period of the transfer restriction period with respect to all outstanding shares of class B common stock is not more than three years; and

•	such extension is also approved by at least a majority of our independent directors.